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    THOMPSON BRUSSELS CINCINNATI CLEVELAND COLUMBUS DAYTON WASHINGTON, D.C.
--------------------------------------------------------------------------------
HINE
                                                     December   31, 2001


AmeriPrime Funds
1793 Kingswood Drive, Suite 200
Southlake, Texas 76092

      Re: AmeriPrime Funds, File Nos. 33-96826 and 811-9096

Gentlemen:

     This letter is in response to your request for our opinion in connection with the filing of the Post-Effective Amendment No. 60 to the Registration Statement, File Nos. 33-96826 and 811-9096 (the "Registration Statement"), of the AmeriPrime Funds (the "Trust").

         We have examined a copy of the Trust's Agreement and Declaration of Trust, the Trust's By-laws, the Trust's record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

         Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 60 is effective for purposes of applicable federal and state securities laws, the shares of the following: AAM Equity Fund, Ariston Convertible Securities Fund, Ariston Internet Convertible Fund, Auxier Focus Fund, Columbia Partners Equity Fund, Corbin Small-Cap Value Fund, Dobson Covered Call Fund, Florida Street Growth Fund, GJMB Growth Fund, GLOBALT Growth Fund, IMS Capital Value Fund, Jumper Strategic Advantage Fund, Marathon Value Portfolio, Martin Capital U.S. Opportunity Fund, Westcott Fixed Income Fund, Westcott Large-Cap Value Fund, and Westcott Technology Fund (collectively, the "Funds"), each a series of the Trust, if issued in accordance with the then current Prospectuses and Statements of Additional Information of the Funds, will be legally issued, fully paid and non-assessable.

         We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 60 to the Registration Statement.

                                                              Very truly yours,

                                                                  /s/

                                                              Thompson Hine LLP